Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP ANNOUNCES CASH TENDER OFFERS FOR 7  3/4% SENIOR NOTES DUE 2015 AND

7% SENIOR NOTES DUE 2017

Houston, Texas, November 16, 2011 – Plains Exploration & Production Company (NYSE: PXP) announced today that it has commenced cash tender offers to purchase any and all of the $600 million outstanding principal amount of our 7  3/4% Senior Notes due 2015 and up to $400 million outstanding principal amount of our 7% Senior Notes due 2017. The offers will expire at 5:00 p.m., New York City time, on December 15, 2011 (the “expiration time”), unless extended or earlier terminated. We plan to increase the outstanding principal amount of our 2017 Notes that we are offering to purchase from $400 million to $500 million after receipt of an amendment of our senior revolving credit facility from the lenders thereunder.

Holders who validly tender notes due 2015 on or before 5:00 p.m., New York City time, on November 30, 2011 (the “early tender time”) will receive total consideration of $1,041.25 for each $1,000 principal amount of such notes accepted for purchase, plus any accrued and unpaid interest on such notes up to, but not including, the day of payment. This amount includes an early tender premium of $10.00 per $1,000 principal amount of notes accepted for purchase. Holders whose notes due 2015 are validly tendered prior to the early tender time and accepted for purchase will receive payment promptly following the early tender time. Holders who validly tender notes due 2015 after the early tender time but before the expiration time will receive tender consideration of $1,031.25 for each $1,000 principal amount of such notes accepted for purchase, plus any accrued and unpaid interest on such notes up to, but not including, the day of payment and will not be entitled to receive the early tender premium.

Holders who validly tender notes due 2017 on or before the early tender time will receive total consideration of $1,045.00 for each $1,000 principal amount of such notes accepted for purchase, plus any accrued and unpaid interest on such notes up to, but not including, the day of payment. This amount includes an early tender premium of $10.00 per $1,000 principal amount of notes accepted for purchase. Holders whose notes due 2017 are validly tendered prior to the early tender time and accepted for purchase will receive payment promptly following the expiration time. Holders who validly tender notes due 2017 after the early tender time but before the expiration time will receive tender consideration of $1,035.00 for each $1,000 principal amount of such notes accepted for purchase, plus any accrued and unpaid interest on such notes up to, but not including, the day of payment and will not be entitled to receive the early tender premium.

Except as required by law, tendered notes may not be withdrawn unless the applicable tender offer is terminated without any notes being purchased thereunder. In the event of a termination of the applicable tender offer, the notes tendered pursuant to such tender offer will be promptly returned to the tendering holders.

PXP has engaged J.P. Morgan Securities LLC to act as Dealer Manager and Solicitation Agent and MacKenzie Partners, Inc. to act as Information Agent and Depositary in connection with the tender offers. Questions regarding the terms of the offer may be directed to J.P. Morgan Securities LLC at (800) 245-8812 (U.S. toll free) or (212) 270-9153. Questions regarding tender procedures or requests for documentation may be directed to MacKenzie Partners, Inc. at (212) 929-5500.

This press release does not constitute an offer to sell or purchase, or the solicitation of an offer to sell or purchase with respect to, any security, nor shall there be any offer, solicitation, purchase or sale in any state or jurisdiction in which such offer, solicitation, purchase or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Each tender offer is being made solely pursuant to, and is subject to the conditions that are set forth in, the applicable Offer to Purchase and related documents made available to the holders of the applicable notes.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding the tender offers, payments thereunder and results therefrom, and other guidance included in this press release. These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2010, for a discussion of these risks.

All forward-looking statements in this press release are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this press release and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by law, we do not intend to update these forward-looking statements and information.

Contact: Hance Myers: hmyers@pxp.com; 713.579.6291

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